Exhibit 1.1

Genpact Confirms Exercise of Over-
allotment Option

New York, NY (August 10, 2007) – Genpact Limited (NYSE: G) announced today that the underwriters of its initial public offering have exercised their previously disclosed option to purchase 5,294,118 common shares from Genpact to cover over-allotments, which will result in an additional $70,041,181.14 of net proceeds to Genpact.

FOR MORE INFORMATION, CONTACT:

David Jensen david.jensen@genpact.com 203 325 8676 / 203 252 8562	Tristan B. Peniston-Bird tpeniston-bird@gavinanderson.com 212 515 1933 / 917 499 8355